                                                                   EX-99.B(1)(g)

                     FLAG INVESTORS VALUE BUILDER FUND, INC.

                             ARTICLES SUPPLEMENTARY




         FLAG INVESTORS VALUE BUILDER FUND, INC. (the "Corporation"), having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution designating a new class of shares and increasing the total number of shares of capital stock which the Corporation has the authority to issue to ninety million (90,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of ninety thousand dollars ($90,000), all of which shares are designated as follows: forty million (40,000,000) shares are designated "Flag Investors Value Builder Fund Class A Shares," fifteen million (15,000,000) shares are designated "Flag Investors Value Builder Fund Class B Shares," fifteen million (15,000,000) shares are designated "Flag Investors Value Builder Fund Class C Shares," three million (3,000,000) shares are designated "Flag Investors Value Builder Fund Class D Shares," fifteen million (15,000,000) shares are designated "Flag Investors Value Builder Fund Institutional Shares" and two million (2,000,000) shares remain undesignated.

                  SECOND: Immediately before the increase in authorized shares and the designation of the new class of shares, the Corporation was authorized to issue seventy-five million (75,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of seventy-five thousand dollars ($75,000), all of which shares were designated as follows: forty million (40,000,000) shares were designated "Flag Investors Value Builder Fund Class A Shares," fifteen million (15,000,000) shares were designated "Flag Investors Value Builder Fund Class B Shares," three million (3,000,000) shares were designated "Flag Investors Value Builder Fund Class D Shares," fifteen million (15,000,000) shares were designated "Flag Investors Value Builder Fund Institutional Shares" and two million (2,000,000) shares remained undesignated.

                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

                  IN WITNESS WHEREOF, Flag Investors Value Builder Fund, Inc. has caused these Articles Supplementary to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 18th day of December, 1997.

 [CORPORATE SEAL]





                                    FLAG INVESTORS VALUE BUILDER FUND, INC.


                                    By: /s/ Harry Woolf
                                        -----------------------------------
                                            Harry Woolf
                                            President


Attest: /s/ Amy M. Olmert
        -------------------------------
            Amy M. Olmert
            Secretary




                  The undersigned, President of FLAG INVESTORS VALUE BUILDER FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                    By: /s/ Harry Woolf
                                        -----------------------------------
                                            Harry Woolf
                                            President